EXHIBIT 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Income of

$1,300,044, or $0.07 per Diluted Share, before Dividends, for the Quarter

Ended 10/2/16 vs $837,803, or $0.04 per Diluted Share, before

Dividends, for the Quarter Ended 10/4/15

Financial Highlights Third Quarter Ended October 2, 2016:

*Net Sales increase 6.2% versus prior year

*Net Income increases 55.2%

*Diluted Net Income Per Common Share, before dividends $0.07 versus $0.04 in prior year

*Diluted Earnings Per Common Share $0.03 versus $0.01 in prior year

Sarasota, Florida, November 4, 2016, Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR or the “Company”) today reported its financial results for the quarter ended October 2, 2016 compared to the quarter ended October 4, 2015.

Three Months Ended October 2, 2016

Net Sales

Net Sales for the third quarter increased 6.2% to $24,675,521, a gain of $1,450,322 versus the prior year, which represented the highest year over year increase for any quarter of this fiscal year. Included in the reported sales is a negative currency impact of $890,000. Without the currency fluctuation, Net Sales would have increased 10% for the quarter.

Sales for the third quarter to the automotive industry (68.0% of total Net Sales) increased 14.4% versus last year due to sharp increases in both Domestic and European operations. “We continue to record strong results in Global automotive sales as product innovation and cost improvement programs are recognized by major OEM’s. This has resulted in increased market penetration,” noted Howard Curd, Chairman.

Sales to the industrial and consumer segments (32.0% of total Net Sales) declined 7.8% versus last year. Seating applications for industrial equipment manufacturers showed improvement in the quarter after a sluggish first six months, but consumer sales (recreational and residential) declined, impacted by the continued slow Global economic recovery.

Net Income Available to Common Shareholders

Net Income Available to Common Shareholders increased to $578,015 versus $139,304 in the prior year quarter, representing a gain of $438,711, or three times greater than that of the previous year. The increase versus the prior year quarter was due to the improvement in Net Sales and sharply lower General and Administrative expenses.

Gross Profit Margins contracted during the third quarter to 21.7% versus 23.2% for the third quarter of the previous year. The reduction in the margins was primarily caused by a decline in higher margin industrial and consumer sales.

Operating Income improved to $1,868,358 for the third quarter of this year versus $1,482,256 for the third quarter of the previous year, a gain of $386,102 or 26.0%. The principal catalyst for the increase versus the prior year was a sharp reduction in General and Administrative expenses from the previous period. Certain one-time charges in the third quarter of last year resulted in costs abnormally high for the period. Current General and Administrative expenses, which are 7.4% of Net Sales for the third quarter, are lower than the nine months at 7.9% of Net Sales.

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Nine Months Ended October 2, 2016

Net Sales

Net Sales for the nine months ended October 2, 2016 were $76,976,985, recording a gain of $490,797, or 0.6%, versus the previous year which was a 40 week period versus 39 weeks for the current nine months period. The additional week in the prior year period represented approximately $500,000 in Net Sales, negatively impacting on year to year comparisons. Negative currency fluctuations of $1,700,000 also impacted the year to year comparisons.

Net Income Available to Common Shareholders

Net Income Available to Common Shareholders for the nine months ended October 2, 2016 (39 weeks) was $2,193,844 as compared to $1,815,796 for nine months ended October 4, 2015 (40 weeks). The increase of $378,048 versus the previous year is due to improved Gross Profit margins on Net Sales which more than offset an increase of 2.5% in operating expenses.

Gross Profit Margins for the nine months ended October 2, 2016 improved to 23.0% of Net Sales from 21.7% of Net Sales for the nine months ended October 4, 2015, leading to an improvement in Gross Profit of $1,141,047. Global manufacturing efficiencies and lower overall raw material costs were the primary reasons for the Gross Profit improvement.

Operating Income for the nine months improved to $6,356,226 from $5,492,864 versus the comparable prior year period for an increase of $863,362 or 15.7%. The improvement in Gross Profit Margins on Net Sales lead to the sharp increase in Operating Income.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 4, 2016. The Company will have comments on the quarter in an earning conference call on November 7, 2016 at 9:00 am (EST). Persons wishing to access the conference call may do so by dialing 888-857-6929 (U.S.) and 719-457-2607 (International), and using the ID #1385906. Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (https://public.viavid.com/player/index.php?id=121900) in the investor relations section. A replay of the conference call will be available beginning Monday, November 7, 2016 through February 7, 2017 by calling 877-870-5176 (US) or 858-384-5517 (International) and Pin #1385906.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2015 was derived 65% from the automotive industry and approximately 35% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets. Our primary brand names include Naugahyde®, BeautyGard®, Flameblocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend, “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

	October 2, 2016	January 3, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,557,886	$1,910,112
Accounts receivable, net	15,451,881	14,209,056
Inventories, net	17,063,845	17,527,728
Other current assets	2,284,174	2,891,007
Related party receivable	25,000	23,298
Total Current Assets	36,382,786	36,561,201

PROPERTY AND EQUIPMENT, NET	13,609,176	14,003,276

OTHER ASSETS
Intangible assets	3,236,973	3,534,936
Goodwill	1,079,175	1,079,175
Other long-term assets	3,434,693	3,095,414
Total Other Assets	7,750,841	7,709,525

TOTAL ASSETS	$57,742,803	$58,274,002

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$611,557	$322,307
Line of credit	16,108,797	16,577,279
Current maturities of long-term debt	739,653	639,018
Current maturities of capital lease obligations	396,136	489,978
Accounts payable	7,987,786	7,592,510
Accrued expenses	4,252,939	3,941,296
Related party obligation	370,393	276,880
Current portion of postretirement benefit liability - health and life	136,725	136,725
Total Current Liabilities	30,603,986	29,975,993

LONG-TERM LIABILITIES
Long-term debt, less current portion	1,939,705	2,134,243
Capital lease obligations, less current portion	996,152	1,469,317
Related party lease financing obligations	2,163,428	2,164,682
Long-term debt to related parties	2,918,786	4,449,243
Postretirement benefit liability - health and life, less current portion	2,836,541	2,836,638
Other long-term liabilities	954,696	975,781
Total Long-Term Liabilities	11,809,308	14,029,904
Total Liabilities	42,413,294	44,005,897

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STOCKHOLDERS’ EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Engineered Products Acquisition Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,811,066 and 18,890,909 shares issued and outstanding as of October 2, 2016 and January 3, 2016, respectively	18,812	18,892
Additional paid-in capital	34,827,831	34,823,886
Accumulated deficit	(19,480,634)	(21,674,478)
Accumulated other comprehensive income	(1,117,325)	18,980
Total Stockholders’ Equity	15,329,509	14,268,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,742,803	$58,274,002

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015

NET SALES	$24,675,521	$23,225,199	$76,976,985	$76,486,188

COST OF GOODS SOLD	19,325,342	17,841,471	59,241,192	59,891,442

Gross Profit	5,350,179	5,383,728	17,735,793	16,594,746

OPERATING EXPENSES:
Selling	1,238,035	1,268,656	4,011,017	4,065,951
General and administrative	1,830,932	2,192,559	6,051,854	5,850,880
Research and development	412,854	440,257	1,316,696	1,185,051
OPERATING EXPENSES	3,481,821	3,901,472	11,379,567	11,101,882

Operating Income	1,868,358	1,482,256	6,356,226	5,492,864

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(394,401)	(406,242)	(1,232,814)	(1,199,008)
Other income (expense)	(17,015)	(103,051)	(279,075)	69,653
Net Other Expense	(411,416)	(509,293)	(1,511,889)	(1,129,355)

INCOME BEFORE TAX PROVISION	1,456,942	972,963	4,844,337	4,363,509

TAX PROVISION	156,898	135,160	484,798	459,340

NET INCOME	1,300,044	837,803	4,359,539	3,904,169

Preferred stock dividend	(722,029)	(698,499)	(2,165,695)	(2,088,373)

NET INCOME AVAILABLE TO
COMMON SHAREHOLDERS	$578,015	$139,304	$2,193,844	$1,815,796

EARNINGS PER COMMON SHARE:
Basic	$0.03	$0.01	$0.12	$0.13
Diluted	$0.03	$0.01	$0.12	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,828,292	14,264,699	18,843,440	14,323,414
Diluted	18,893,936	19,021,532	18,909,085	19,080,247

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Uniroyal Global Engineered Products, Inc. Corporate Contact:

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

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